EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 24, 2011—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2010, of $12.0 million, or 52 cents per share, compared to $13.4 million, or 58 cents per share, for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2010, of $57.7 million, or $2.50 per share, compared to $51.0 million, or $2.21 per share, for the same period in the prior year.

For the three months ended Dec. 31, 2010, earnings from utility operations decreased $1.9 million compared to the same period in the prior year. Gas retail sales decreased 3.0% compared to the three months ended Dec. 31, 2009, in part due to warmer-than-normal weather in October 2010 compared to colder weather experienced in October 2009.

During the twelve months ended Dec. 31, 2010, the company experienced an increase in electric retail sales volumes due to much warmer summer weather than the same period in 2009. The weather in the third quarter of 2010 was the warmest in recent history, with cooling degree days (a measure for determining the impact of weather during the summer months) 44% higher than normal. In contrast, July 2009 was the coolest July on record in Madison. The Elm Road Unit 1 entered commercial operation in February 2010, which also improved 2010 earnings compared to 2009.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to approximately 139,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to approximately 143,000 customers in seven south central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended Dec. 31,	2010	2009	2008
Operating revenue	$135,928	$135,822	$155,453
Operating income	$20,353	$22,546	$19,981
Net income	$11,997	$13,430	$11,064
Earnings per share (basic and diluted)	$0.52	$0.58	$0.49
Weighted average shares outstanding (basic and diluted)	23,114	23,114	22,460

Twelve Months Ended Dec. 31,	2010	2009	2008
Operating revenue	$532,591	$533,819	$595,993
Operating income	$96,602	$84,665	$87,782
Net income	$57,718	$50,997	$52,768
Earnings per share (basic and diluted)	$2.50	$2.21	$2.38
Weighted average shares outstanding (basic and diluted)	23,114	23,070	22,197

Contact:

Margaret Collins

Manager - Corporate Communications

608-252-7088

mcollins@mge.com